Exhibit 99.1

Agree Realty Completes $100 Million Private Placement Of Senior Unsecured Notes

BLOOMFIELD HILLS, Mich., Sept. 20, 2017 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced that it has completed a private placement of $100 million of senior unsecured notes (the "Senior Notes") to a group of institutional investors. The Senior Notes have a 12-year term, maturing on September 20, 2029, priced at a fixed interest rate of 4.19%. The all-in pricing represented 165 basis points above the 12-year interpolated U.S. Treasury yield curve at the time of pricing.

With the issuance, the Company's weighted-average debt maturity is approximately 7.9 years, excluding the Company's unsecured revolving credit facility. Net proceeds from the Senior Notes will be used to reduce amounts outstanding under the Company's unsecured revolving credit facility and for general corporate purposes.

"We are very pleased with this financing and are appreciative of the strong support of our investors," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "This transaction demonstrates our continued ability to access long-term, unsecured, fixed-rate debt capital, further solidifying our leading balance sheet and supporting the continued growth of our Company."

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 425 properties, located in 43 states and containing approximately 8.2 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

This press release contains certain "forward-looking" statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "plan" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to factors described in greater detail in the Company's filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2016. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.agreerealty.com.

CONTACT: Joey Agree, President and Chief Executive Officer, Agree Realty Corporation, (248) 737-4190, Kenneth Howe, Interim Chief Financial Officer, Agree Realty Corporation, (248) 737-4190